EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 18, 2011, relating to the consolidated financial statements of athenahealth, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the method of accounting for business combinations on January 1, 2009), and the effectiveness of athenahealth, Inc.’s internal control over financial reporting appearing in the Annual Report on Form 10-K of athenahealth, Inc. for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
March 4, 2011